Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                November 12, 2009

KEY TECHNOLOGY ANNOUNCES FISCAL 2009 AND
FOURTH QUARTER RESULTS
Company Reports Record Fourth Quarter Bookings

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the year ended September 30, 2009.

Net sales for fiscal 2009 were $105.4 million, a 21.4% decrease from the $134.1 million reported for fiscal 2008.  The Company reported a net loss for the year of $491,000, or $0.10 per diluted share, compared with net earnings of $7.5 million, or $1.35 per diluted share, for fiscal 2008.

David Camp, President and Chief Executive Officer, commented, “The uncertainty of the global economic environment has continued to affect our marketplaces.  Our customers remain cautious and conservative in their capital equipment spending, resulting in reduced demand and delayed purchasing decisions.  However, we believe we are beginning to realize benefit from our strategic investments in product development, which resulted in the introduction of 16 new product solutions in 2009.  During the fourth quarter, we received $8.2 million in orders related to a previously-announced $20 million agreement with a major vegetable processor, a significant portion of which are for our Manta® 1600 sorter.  This, and other new orders, supports our confidence that our new products will create differentiated value for our customers, and we expect to realize future benefit from these investments.”

Key Technology also announced results for its fiscal 2009 fourth quarter.  Net sales for the three-month period ended September 30, 2009 were $28.6 million, which was 28.8% lower than the $40.2 million reported for the same quarter last year.  The Company reported a net loss for the fourth quarter of $45,000, or $0.01 per diluted share, compared with net earnings of $2.2 million, or $0.40 per diluted share, in the same period a year ago.

The results for the fourth quarter of fiscal 2009 included pre-tax severance charges of $808,000 related to a workforce reduction, the majority of which affected operating expense areas with the remainder of the expenses recorded in cost of sales.  In addition, in the fourth quarter of fiscal 2009 the Company recorded in other income and expense $219,000 of pre-tax valuation impairment charges related to its current 15% minority investment in Proditec and $275,000 in pre-tax gains related to partial collection of its note receivable from the sale in fiscal 2007 of its interest in the InspX joint venture.

For the 2009 fiscal year, gross profit was $39.0 million compared to $53.2 million for fiscal 2008, or 37.0% and 39.7% of net sales, respectively.  Gross profit for the fourth quarter of fiscal 2009 was $10.0 million compared to $15.4 million in the corresponding period last year, or 34.9% compared to 38.3%, respectively, of net sales.

Operating expenses for the year ended September 30, 2009 were $39.6 million, or 37.6% of net sales, compared to $43.0 million, or 32.0% of net sales, for fiscal 2008.  Operating expenses for the quarter ended September 30, 2009 were $10.2 million, or 35.5% of net sales, compared to $11.8 million, or 29.2% of net sales, in the same quarter last year.

Camp also commented, “During fiscal 2009, we incurred $1.7 million of restructuring charges associated with the workforce reductions.  We believe that Key still faces significant uncertainty and risks as we enter 2010, which caused us to take action to reduce our costs and break-even point at the close of fiscal 2009.  We anticipate these aggressive actions, while negatively affecting our 2009 results, will have a positive effect on our cost of doing business going forward.”

Orders received for the fiscal year ended September 30, 2009 were $101.8 million compared to $136.9 million in fiscal 2008.  New orders received during the fiscal 2009 fourth quarter were $32.3 million, compared to $31.8 million in the same period last year.  At the close of the September 2009 quarter, the Company’s backlog was $29.7 million, compared to $33.8 million at the close of the corresponding period one year ago.

Camp continued, “The orders that we received in the fourth quarter of fiscal 2009 are an all-time record for a fiscal fourth quarter; however, a significant portion of the backlog at the end of fiscal 2009 will not ship until after the first quarter of fiscal 2010.  As a result, we expect revenue in the first quarter of fiscal 2010 to be substantially less than the revenue recorded in the fourth quarter of fiscal 2009.  Because our industry has significant excess capacity, we also expect competitive pricing pressures to continue in a number of our product lines.  In addition, forecasting customer orders continues to be very difficult, and we currently expect conditions for at least the first half of fiscal 2010 to remain very challenging, even after the cost reduction initiatives taken during fiscal 2009.”

At the end of fiscal 2009, the Company’s cash balance increased to $18.1 million from $11.0 million at the end of the third quarter of fiscal 2009.  The Company also recently announced that it had entered into an amended agreement with its primary domestic lender to increase its line of credit and extend the maturity date of the credit facility by approximately two years to September 30, 2011.

Camp concluded, “Due to the decisions we made in fiscal 2009 to adjust our cost structure and add to our product portfolio, we believe we have improved our overall position entering 2010.”

Conference Call

The Company's conference call discussing the 2009 fiscal year and fourth quarter results can be heard live via the Internet at 2:00 p.m. Pacific Time on Thursday, November 12, 2009.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying, and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising during the implementation of the Company's enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	if the Company's ERP system is not implemented properly, it could cause errors in the Company's financial reporting;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales, prices and the marketability of the Company’s products;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008

Net sales	$105,450	$134,086	$28,616	$40,202
Cost of sales	66,427	80,893	18,640	24,810
Gross profit	39,023	53,193	9,976	15,392
Operating expenses:
Sales and marketing	18,090	21,373	4,760	5,646
Research and development	8,681	8,744	2,498	2,786
General and administrative	11,568	11,528	2,577	2,996
Amortization of intangibles	1,270	1,307	318	327
Total operating expenses	39,609	42,952	10,153	11,755
Gain (loss) on sale of assets	(352)	81	(37)	37
Earnings (loss) from operations	(938)	10,322	(214)	3,674
Other income (expense)	(431)	666	(54)	(400)
Earnings (loss) before income taxes	(1,369)	10,988	(268)	3,274
Income tax expense (benefit)	(878)	3,515	(223)	1,047
Net earnings (loss)	$(491)	$7,473	$(45)	$2,227
Net earnings (loss) per share
- basic	$(0.10)	$1.38	$(0.01)	$0.41
- diluted	$(0.10)	$1.35	$(0.01)	$0.40

Shares used in per share calculations - basic	4,958	5,430	4,849	5,470
Shares used in per share calculation - diluted	4,958	5,517	4,849	5,554

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2009	September 30, 2008

Cash and cash equivalents	$18,142	$36,322
Trade accounts receivable, net	12,332	13,577
Inventories	22,433	21,915
Total current assets	59,550	76,027
Property, plant and equipment, net	16,175	8,705
Goodwill and other intangibles, net	3,520	4,790
Investment in Proditec	1,272	-
Total assets	80,715	89,625
Total current liabilities, including current portion of debt	22,517	28,496
Long term debt	5,876	-
Shareholders' equity	$51,457	$60,368

###

CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161